Exhibit 23.7
[Letterhead of Cogent Realty Advisors, LLC]
July 28, 2011
Fox Realty Investors, as
General Partner of Century Properties Fund XV
4582 South Ulster Street Parkway, Suite 1100
Denver, CO 80237

Re:	Appraisal of Lakeside Place Apartments (Houston, Texas),
dated March 15, 2011, as updated on June 8, 2011.
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our appraisal report, in its entirety, referenced above (the “Appraisal Report”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of the Appraisal Report, in its entirety, to the limited partners of Century Properties Fund XV (“CPF XV”) upon their request in connection with the mergers involving CPF XV, as described in the Registration Statement, and (ii) the reference to our firm and the description of the Appraisal Report in the Registration Statement, including any amendments or supplements thereto, that may be filed with the SEC. We further acknowledge that the Appraisal Report, in its entirety, will be generally available to the public through the filings with the SEC.

COGENT REALTY ADVISORS, LLC

By:	/s/ Steven Goldberg

Name:	Steven Goldberg
Title:	Managing Partner